                                                       -------------------------
                                                             OMB APPROVAL
                                                       -------------------------
                                UNITED STATES          OMB Number:  3235-0145
                  SECURITIES AND EXCHANGE COMMISSION   Expires: August 31, 1999
                            WASHINGTON, D.C. 20549     Estimated average burden
                                                       hours per response..14.90
                                                       -------------------------

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. THREE )*


                               Hello Direct, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    423402106
                         -------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       [ ] Rule 13d-1(b)
       [ ] Rule 13d-1(c)
       [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (3-98)                Page 1 of 20 pages

CUSIP NO.  423402106           SCHEDULE 13G               PAGE  2  OF 20  PAGES
           ---------                                           ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Venture Limited Partnership
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       0
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 2 of 20 pages

CUSIP NO.  423402106           SCHEDULE 13G               PAGE  3  OF 20  PAGES
           ---------                                           ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Venture Offshore Limited Partnership, C.V.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       0
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!









                               Page 3 of 20 pages

CUSIP NO.  423402106            SCHEDULE 13G              PAGE  4  OF 20  PAGES
           ---------                                           ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Management Limited Partnership
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       0
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 4 of 20 pages

CUSIP NO.  423402106           SCHEDULE 13G               PAGE  5  OF 20  PAGES
           ---------                                           ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Offshore Management, N.V.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles Corporation
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       0
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!







                               Page 5 of 20 pages

CUSIP NO.  423402106           SCHEDULE 13G               PAGE  6  OF 20  PAGES
           ---------                                           ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Venture Partners L.P.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       0
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!







                               Page 6 of 20 pages

CUSIP NO.  423402106             SCHEDULE 13G             PAGE  7  OF 20  PAGES
           ---------                                           ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Harry T. Rein
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 22,222
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            22,222
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       22,222
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!







                               Page 7 of 20 pages

CUSIP NO.  423402106             SCHEDULE 13G             PAGE  8  OF 20  PAGES
           ---------                                           ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       James J. Fitzpatrick
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 523
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            523
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       523
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 8 of 20 pages

CUSIP NO.  423402106            SCHEDULE 13G               PAGE  9  OF 20  PAGES
           ---------                                            ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Gregory Kopchinsky
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 2,353
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            2,353
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       2,353
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 9 of 20 pages

CUSIP NO.  423402106            SCHEDULE 13G              PAGE  10  OF 20  PAGES
           ---------                                           ---     ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Robert J. Migliorino
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 4,967
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            4,967
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       4,967
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!






                               Page 10 of 20 pages

CUSIP NO.  423402106           SCHEDULE 13G               PAGE  11  OF 20  PAGES
           ---------                                           ---     ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Eric A. Young
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 13,729
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            13,729
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       13,729
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!






                               Page 11 of 20 pages

Item 1(a).        NAME OF ISSUER

                  Hello Direct, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  5884 Eden Park Place
                  San Jose, CA  95138

Item 2(a).        NAME OF PERSON FILING

                  This statement is filed by Canaan Venture Limited Partnership, a Delaware limited partnership, ("Canaan Venture"), Canaan Venture Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership ("Canaan Venture Offshore"), Canaan Management Limited Partnership, a Delaware limited partnership, ("Canaan Management"), Canaan Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Venture Partners L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Gregory Kopchinsky, Robert J. Migliorino and Eric A. Young (collectively, the "Partners"). Canaan Management (which serves as the sole general partner of Canaan Venture and one of the two general partners of Canaan Venture Offshore), Canaan Corporation (which serves as the other general partner of Canaan Venture Offshore), Canaan Partners (which serves as the general partner of Canaan Management) and the Partners (who serve as general partners of Canaan Partners), are collectively referred to as the "Reporting Persons" in this Schedule 13G.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  Except in the case of Canaan Venture Offshore, Canaan Corporation and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Venture Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c).        CITIZENSHIP

                  Each of Canaan Venture, Canaan Management and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Venture Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners are citizens of the United States.

Item 2(d).        TITLE OF CLASS OF SECURITIES

                  This Schedule 13G report relates to the Common Stock, par value $.001 ("Common Stock") of Hello Direct, Inc. ("the Company").




                               Page 12 of 20 pages

Item 2(e).        CUSIP NUMBER

                  CUSIP number 423402106.

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  None.

Item 4.           OWNERSHIP

                  Not Applicable. The foregoing percentages are based on the 5,141,107 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 1998.

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  This statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owners of more than five percent (5%) of the class of securities.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Each of the reporting persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).

Item 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

Item 10.          CERTIFICATION

                  Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).




DATE: February 10, 1999




                               Page 13 of 20 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Canaan Venture Limited Partnership
By: Canaan Management Limited Partnership
    Its General Partner
By: Canaan Venture Partners L.P.
    Its General Partner

By:           *
    ---------------------------------------------
        General Partner


Canaan Venture Offshore Limited Partnership, C. V.
By: Canaan Management Limited Partnership
    Its General Partner
By: Canaan Venture Partners L.P.
    Its General Partner

By:           *
    ---------------------------------------------
        General Partner


Canaan Management Limited Partnership
By: Canaan Venture Partners L.P.
    Its General Partner

By:           *
    ---------------------------------------------
        General Partner



Canaan Offshore Management, N.V.

By:           *
    ---------------------------------------------
    Director



Canaan Venture Partners L.P.

By:           *
    ---------------------------------------------
        General Partner




                               Page 14 of 20 pages

             *
----------------------------------
Harry T. Rein


             *
----------------------------------
James J. Fitzpatrick


             *
----------------------------------
Gregory Kopchinsky


             *
----------------------------------
Robert J. Migliorino


             *
----------------------------------
Eric A. Young


                                              *By: /s/ Guy M. Russo
                                                   -----------------------------
                                                   Guy M. Russo
                                                   Attorney-in-Fact


--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney filed with the Securities and Exchange Commission on April 22, 1997, in connection with a Schedule 13D for Alarmguard Holdings, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.





                               Page 15 of 20 pages